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                                     FORM OF
                                   SCHEDULE B
                                     TO THE
                          INVESTMENT ADVISORY AGREEMENT
                                     BETWEEN
                              SEI TAX EXEMPT TRUST
                                       AND
                     SEI INVESTMENTS MANAGEMENT CORPORATION



         This Schedule B forms a supplement to the Investment Advisory Agreement (the "Agreement") dated April 16, 1996 between SEI Tax Exempt Trust (the "Trust") and SEI Investments Management Corporation, f/k/a SEI Financial Management Corporation (the "Adviser").

                                    RECITALS

         WHEREAS, the Trust and the Adviser entered into the Agreement, which sets forth the rights and obligations of the parties pertaining to the management of separate portfolios of the Trust managed by the Adviser;

         WHEREAS, the Trust offers an investment portfolio: Pennsylvania Municipal Bond Fund (the "Fund"), and has approved of the Adviser's management of the Fund as a "manager of managers," in accordance with the Agreement; and

         WHEREAS, at the shareholder meeting held on August 29, 2000, the shareholders of the Fund approved the Agreement with respect to the Adviser's management of the Fund.

                                   AGREEMENTS

         Now, therefore, the parties agree as follows:

         The Trust hereby appoints the Adviser to act as investment adviser to the Fund as provided in Section 1 of the Agreement. In making the Agreement applicable with respect to the Fund, the Agreement is being entered into severally and not jointly, as it pertains to the respective funds of the Trust, and the Trust and the Adviser intend that the numbered provisions contained in the Agreement be understood as applying separately to the Fund as if contained in, and forming, a separate agreement.

         The compensation of the Adviser, determined as set forth in Article 4 of the Agreement with respect to the Fund, will be 0.35%.

         The date of this Schedule B is August 29, 2000, which shall be deemed the date upon which the Agreement has been executed with respect to the Fund.

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A copy of the Declaration of Trust of the Trust is on file with the Secretary of
State of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees, and is not binding upon any of the Trustees, officers, or shareholders of the Trust individually, but is binding only upon the assets and property of the Trust.

         This Schedule B may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         The parties listed below have executed this Schedule B as of the 29th day of August, 2000.





IN WITNESS WHEREOF, the parties hereto have caused this Schedule to be executed as of August 29, 2000.

SEI Tax Exempt Trust                      SEI Investments Management Corporation

By:                                       By:
   -----------------                         ------------------

Attest:                                   Attest:
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